Exhibit 3.1
HINES GLOBAL REIT II, INC.

ARTICLES SUPPLEMENTARY

Hines Global REIT II, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 6.2.2 of Article VI of the charter of the Company (the “Charter”), the Board of Directors of the Company (the “Board of Directors”), by duly adopted resolutions, reclassified 300,000,000 authorized but unissued shares of Class T Common Stock, $0.001 par value per share, of the Company (the “Class T Common Stock”) as shares of Class A Common Stock, $0.001 par value per share, of the Company (the “Class A Common Stock”).

SECOND: A description of the Class A Common Stock is contained in Section 6.2 of Article VI of the Charter.

THIRD: The shares of Class T Common Stock have been reclassified by the Board of Directors under the authority contained in the Charter.

FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 12th day of December, 2014.

ATTEST:                    HINES GLOBAL REIT II, INC.

By:	/s/ Ryan T. Sims
Name:	Ryan T. Sims
Title:	Secretary

By:	/s/ Sherri W. Schugart	(SEAL)
Name:	Sherri W. Schugart
Title:	President and Chief Executive Officer

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